SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:   N/A
                                                                        --------
     2)  Aggregate number of securities to which transaction applies:    N/A
                                                                     ---------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction: N/A
                                                         -----
     5)  Total fee paid: N/A
                        -----
( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: N/A
                                -----
     2)  Form, Schedule, or Registration Statement No.: N/A
                                                       -----
     3)  Filing Party: N/A
                      -----
     4)  Date Filed: N/A
                    -----

                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
                          3151 SOUTH SEVENTEENTH STREET
                        WILMINGTON, NORTH CAROLINA 28412
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 16, 2000
--------------------------------------------------------------------------------

TO THE SHAREHOLDERS OF
PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

         The 2000 Annual Meeting of Shareholders of Pharmaceutical Product Development, Inc. (the "Company") will be held at the principal executive offices of the Company located at 3151 South Seventeenth Street, Wilmington, North Carolina, on Tuesday, May 16, 2000, at 10:00 a.m., for the following purposes:

1.       To elect a board of eight directors.

2. To approve an amendment to the Company's Employee Stock Purchase Plan increasing the number of shares of the Company's stock reserved for issuance under the plan from 500,000 shares to 1,250,000 shares.

3. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the Proxy Statement accompanying this notice.

         The Board of Directors has fixed the close of business on March 15, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. All of these shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You can vote in person at the meeting, even if you returned a proxy.

         The Company's Proxy Statement, proxy and Annual Report to Shareholders for the year ended December 31, 1999 are enclosed with this notice.

IMPORTANT - YOUR PROXY IS ENCLOSED.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Wilmington, North Carolina
Dated:  March 30, 2000

                                              By Order of the Board of Directors



                                              /s/  Fred B. Davenport, Jr.

                                              By:  Fred B. Davenport, Jr.
                                                   SECRETARY

                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
                          3151 SOUTH SEVENTEENTH STREET
                        WILMINGTON, NORTH CAROLINA 28412


--------------------------------------------------------------------------------
                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 16, 2000

         Your vote is important. Therefore, the Board of Directors is requesting that you allow your Common Stock to be represented at the Annual Meeting by the proxies named in the proxy card enclosed with this Proxy Statement. This Proxy Statement has been prepared by the management of Pharmaceutical Product Development, Inc. "We", "our", "PPDI" and the "Company" each refers to Pharmaceutical Product Development, Inc. We will begin sending this Proxy Statement to our shareholders on or about March 30, 2000.

                        GENERAL INFORMATION ABOUT VOTING


WHO CAN VOTE

         You are entitled to vote your Common Stock if you held shares as of March 15, 2000. At the close of business on March 15, 2000, a total of 24,803,553 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote.


VOTING BY PROXIES

         If your Common Stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by signing, dating and mailing the proxy card in the postage paid envelope which we have provided to you. The proxies will vote your shares in accordance with your instructions. Of course, you can always come to the meeting and vote your shares in person. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not now aware of any other matters to be presented except for those described in the Proxy Statement. If any matters not described in the Proxy Statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date as well, unless you revoke your proxy instructions.


REVOKING YOUR PROXY INSTRUCTIONS

         To revoke your proxy, you must either (1) advise the Secretary in writing before the meeting, (2) deliver later proxy instructions before the meeting, or (3) attend the meeting and vote in person.


COUNTING VOTES

         The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced to the meeting. Broker non-votes also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock which it holds for you in accordance with your instructions. However, if the nominee has not received your instructions before the meeting, the nominee may vote on matters which are determined to be routine by the Nasdaq National Market. If a nominee cannot vote on a particular matter because it is not routine, there will be a "broker non-vote" on that matter. We do not count broker non-votes as votes for or against any proposal. We do count abstentions as votes against a proposal. Although there is no definitive statutory or case law in North Carolina regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate.


COST OF THIS PROXY SOLICITATION

         We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.


ATTENDING THE ANNUAL MEETING

         If you are a holder of record and you plan to attend the Annual Meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of Common Stock held by a bank or broker, i.e., in "street name", you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your Common Stock held in street name, you must get a proxy in your name from the registered holder.


                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         Our bylaws provide that the number of directors constituting the Board of Directors shall be not less than eight nor more than twelve. The number of director seats currently authorized is nine, but there are eight directors serving. A vacancy on the Board of Directors was created in October 1999 when Thomas D'Alonzo resigned as a director at the same time he retired as President and Chief Operating Officer of the Company. The Nominating Committee is reviewing candidates to fill the vacancy and expects to recommend a replacement for Mr. D'Alonzo shortly after the Annual Meeting. Accordingly, the number of directors to be elected at this Annual Meeting is eight.


VOTE REQUIRED

         Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the eight nominees receiving the highest number of votes will be elected.


VOTING BY THE PROXIES

         The proxies will vote your Common Stock in accordance with your instructions. Unless you give specific instructions to the contrary, your Common Stock will be voted for the election of the nominees named in this Proxy Statement. Each nominee has agreed to serve, and we expect that each of the nominees will be able to serve. However, if any nominee is unavailable for election, the proxies will vote your Common Stock to elect a substitute nominee proposed by the Board of Directors.


NOMINEES

         The Nominating Committee unanimously recommends the nominees listed below. Each nominee currently serves as a director of the Company. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.


         STUART BONDURANT, M.D. (age 70) has served as a director of the Company since October 1994. Dr. Bondurant currently serves as a Professor of the School of Medicine at the University of North Carolina (Chapel Hill). He served as Dean of the School of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 1994 and as Interim Dean from July 1996 until May 1997. Dr. Bondurant served as Director of Epidemiologic Studies at the New York Academy of Medicine from January 1995 until March 1996. Dr. Bondurant has served as President of the American College of Physicians and the Association of American Physicians. He has also served as Vice President of the American Heart Association and the American Society for Clinical Investigation. He served as the Chairman of the Board of Directors of the North Carolina Biotechnology Center from 1988 to 1992.

         ABRAHAM E. COHEN (age 63) has served as a director of the Company since June 1998. Mr. Cohen joined Merck & Co., a pharmaceutical company, in 1957 and retired in 1992 as a Senior Vice President and as President of the Merck Sharp & Dohme International Division. He currently serves as Chairman of Kramex Corporation, a pharmaceutical consulting firm. He is also a director of Akzo Nobel Nv., Teva Pharmaceutical and Smith Barney, and serves as a consultant to Chugai, Japan.


         FREDRIC N. ESHELMAN, PHARM.D. (age 51) has served as Chief Executive Officer and a director of the Company since July 1990, and as Vice Chairman of the Board of Directors since July 1993. Dr. Eshelman founded the Company's predecessor and served as its Chief Executive Officer until its sale to the Company in 1989. Prior to rejoining the Company in 1990, Dr. Eshelman served as Senior Vice President, Development and as a director of Glaxo Inc., a subsidiary of Glaxo Holdings plc.


         FREDERICK FRANK (age 67) has served as a director of the Company since September 1996. Mr. Frank also served as a director of Applied Bioscience International Inc. from 1988 until its acquisition by the Company in September 1996. Mr. Frank has been an investment banker with Lehman Brothers since 1969 and is currently Vice Chairman of that firm. Previously, Mr. Frank served as a Partner of Lehman Brothers from 1969 to 1972, as Managing Director from 1972 to 1993, and as Senior Managing Director from 1993 to 1995. Mr. Frank also serves on the Boards of Directors of Diagnostic Products, Landec Corporation and eSoft, Inc.


         DONALD C. HARRISON, M.D. (age 66) has served as a director of the Company since March 1999. Dr. Harrison has served as Senior Vice President and Provost for Health Affairs of the University of Cincinnati Medical Center since 1986 and currently is Chief Executive Officer of the Medical Center. Prior to joining the University of Cincinnati faculty in 1986 as a Professor of Medicine and Cardiology, Dr. Harrison was employed in various capacities by Stanford University, including as Chief of Cardiology of Stanford University Hospital from 1967 to 1986. Dr. Harrison has served as President of the American Heart Association and as Vice President of the American College of Cardiology. Dr. Harrison is also a director of Bioconcepts, Inc., UMD, Inc., Novoste, Inc. and Heart Stent, Inc.


         ERNEST MARIO, PH.D. (age 61) has served as non-executive Chairman of the Board of Directors of the Company since July 1993. Dr. Mario also serves as Chairman of the Board of Directors and Chief Executive of ALZA Corporation, a pharmaceutical company. Prior to joining ALZA in 1993, Dr. Mario served as Chief Executive of Glaxo Holdings plc from 1989 to March 1993 and as Deputy Chairman and Chief Executive of Glaxo Holdings plc, a pharmaceutical company, from January 1992 to March 1993. Dr. Mario also is a director of Catalytica, Inc., COR Therapeutics Inc. and SonoSite, Inc.


         JOHN A. MCNEILL, JR. (age 50) has served as a director of the Company since its incorporation in 1989. He served as the Company's President until 1990 and as its Chairman of the Board until July 1993. Mr. McNeill currently serves as Chief Executive Officer of Liberty Healthcare Services, LLC, a provider of nursing homes, assisted living facilities, independent living facilities, home healthcare agencies, home medical equipment and intravenous services.


         PAUL J. RIZZO (age 72) has served as a director of the Company since October 1998. Mr. Rizzo currently is Chairman of the Board of Directors and a Partner in Franklin Street Partners, an investment company. Mr. Rizzo joined IBM Corporation in 1958 and retired as Vice Chairman of the Board of Directors in 1987. From 1987 to 1992, he served as dean of the Kenan-Flagler Business School at the University of North Carolina (Chapel Hill). In 1993 he returned to IBM Corporation and served as Vice Chairman of the Board of Directors until his retirement in 1994. Mr. Rizzo also is a director of Ryder Systems, Cox Enterprises, Inc., Maersk, Inc. and Johnson & Johnson.


INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors is responsible for the general management of the Company. In 1999, the board held eight meetings. Each incumbent member of the board during the time he served as a director of the Company attended at least 75% of the 1999 meetings of the Board of Directors and board committees of which he was a member.

         The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. Mr. Frank, Chairman, Dr. Mario, Mr. McNeill and Mr. Rizzo are the members of the Audit Committee. The Audit Committee held three meetings in 1999. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors and reviews with management and with the independent auditors the scope and results of the Company audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors.


         Dr. Mario, Chairman, Dr. Bondurant and Mr. McNeill are the members of the Compensation Committee. The Compensation Committee held four meetings in 1999. The Compensation Committee reviews and approves all compensation arrangements for the officers of the Company and administers our Equity Compensation Plan.


         Dr. Eshelman, Chairman, Dr. Mario and Mr. Frank are the members of the Nominating Committee. The Nominating Committee did not hold any meetings in 1999. The Nominating Committee has not established any procedures for shareholder submission to the committee of nominees for election to the Board of Directors. However, our bylaws permit any shareholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company. If the election is to be held at the Annual Meeting of Shareholders, you must give your notice not more than 90 days nor less than 50 days before the meeting. If the election is to be held at a special meeting of shareholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to shareholders. Your notice must include the following: (1) your name and address, as they appear on the Company's books, and the name and residence address of the persons to be nominated; (2) the class and number of shares of the Company which you beneficially own; (3) a representation that you are a shareholder of record of the Company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (4) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (5) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), including any information required to be included in a proxy statement if the nominee had been nominated by the Board of Directors; and (6) the written consent of each nominee to be named in a proxy statement to serve as a director if elected.


         No shareholder has properly nominated anyone for election as a director at this Annual Meeting.



           PROPOSAL NO. 2 - AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
              TO INCREASE THE NUMBER OF SHARES RESERVED FOR AWARDS


         In February 2000, the Board of Directors unanimously approved an amendment to the Company's Employee Stock Purchase Plan (the "Employee Purchase Plan") that increases the number of shares reserved for issuance under the Employee Purchase Plan from 500,000 to 1,250,000. The Company adopted the Employee Purchase Plan effective July 1, 1997 and reserved 500,000 shares of the Company's Common Stock for issuance under the plan. As of March 15, 2000, approximately 69,966 shares remain available for purchase by plan participants, and the Company anticipates that, unless this proposal is approved, there will not be sufficient shares available for purchase by participants on June 30, 2000.



         The plan has two six-month offering periods in each year. The first offering period begins January 1 each year and the second offering period begins July 1. Eligible employees can deduct up to 15% of their compensation during each payroll period included in an offering period. However, no employee can purchase Common Stock of the Company under the Employee Purchase Plan in excess of $25,000 in any calendar year. Eligible employees who own 5% or more of the outstanding Common Stock of the Company are subject to special limitations. Contributions made by eligible employees to purchase the Company's Common Stock under the plan are not tax deductible to the employees. At the end of each offering period, contributions are used to purchase Common Stock of the Company at a price equal to 85% of the lesser of (1) the reported closing price of the Company's Common

Stock for the first day of the offering period, or (2) the reported closing price of the Common Stock for the last day of the offering period.


         Eligible employees can increase, decrease or stop payroll deductions under the Employee Purchase Plan at any time during an offering period. An employee who stops payroll deductions can purchase shares of the Company's Common Stock with the payroll deductions already made, or the employee can withdraw the payroll deductions from the plan. If an eligible employee terminates employment during an offering period, the employee's payroll deductions will automatically be terminated and all payroll deductions made during the offering period prior to termination will be returned to the employee. Payroll deductions do not earn interest during the offering period.


         The Employee Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. An eligible employee who purchases Common Stock under the plan during an offering period has a basis in his or her stock for federal income tax purposes equal to the purchase price of the stock. If the employee holds the stock for at least two years from the first day of the offering period during which the stock was purchased, the employee recognizes ordinary income in an amount equal to the lesser of (1) the difference between the fair market value of the stock when sold and the purchase price paid for the stock, or (2) the difference between the purchase price paid for the stock and the fair market value of the stock on the first day of the offering period. If the employee sells the shares before the end of the two-year holding period, the employee will recognize ordinary compensation income and possibly capital gain or loss in amounts prescribed by the Internal Revenue Code. The Company will generally be entitled to a federal income tax deduction in the amount of the employee's ordinary compensation income.


         Employees of the Company and its United States and larger foreign operating subsidiaries are eligible to participate in the Employee Stock Purchase Plan. However, employees who customarily work less than 20 hours per week or five months in a year generally cannot participate in the plan. Because eligible employees determine both whether and in what amount they will participate in the Employee Purchase Plan, we cannot determine the benefits and amounts that will be received by participants in the future. As of March 15, 2000, approximately 2,985 employees are eligible to participate in the Employee Purchase Plan.


         The Company may terminate the Employee Purchase Plan at any time for any reason. Some amendments to the plan, such as an increase in the number of shares reserved for issuance under the plan, require shareholder approval.


         We believe that the proposed increase in the amount of the Company's Common Stock reserved for issuance under the Employee Purchase Plan is in the best interests of the Company and its shareholders. A substantial number of our employees are not considered for participation in the Company's Equity Compensation Plan, and the Employee Purchase Plan offers all eligible employees an opportunity to participate in the potential future success of the Company. We believe that this opportunity can encourage employee productivity and allegiance to the Company.


         The Employee Purchase Plan is administered by the same administrative committee that administers the Company's 401(k) retirement plan. The Company's Senior Vice President of Human Resources, Director of Corporate Benefits and Compensation, Chief Financial Officer and General Counsel are members of the administrative committee.


         This amendment to the Employee Purchase Plan requires approval by the majority of all eligible votes present or represented by proxy at a meeting of shareholders at which a quorum is present.


                                OTHER INFORMATION


PRINCIPAL SHAREHOLDERS

         The following table shows the number of shares of the Company's Common Stock as of February 29, 2000, by (1) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each director and nominee for director, (3) each of our executive officers named in the Summary Compensation Table below, and (4) all directors and current executive officers of the Company as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                               Shares
                                                            Beneficially                        Percentage
                Name                                          Owned (1)                           Owned
                ----                                 ---------------------------               ------------
Joshua S. Baker (2)                                                 30,000                             *
Stuart Bondurant (3)                                                18,000                             *
Abraham E. Cohen (4)                                                 8,000                             *
Paul S. Covington (5)                                               27,552                             *
Thomas D'Alonzo (6)                                                 92,233                             *
Fred B. Davenport, Jr. (7)                                          69,333                             *
Fredric N. Eshelman (8)                                          3,024,211                            12.2%
Frederick Frank  (9)                                                22,250                             *
Franklin Resources, Inc. (10)                                    1,757,215                             7.1%
Donald C. Harrison, M.D. (4)                                         8,000                             *
Rudy C. Howard (11)                                                 75,574                             *
Ernest Mario (12)                                                  515,256                             2.1%
John A. McNeill, Jr. (13)                                        1,360,939                             5.5%
Mellon Financial Corporation (14)                                1,318,190                             5.3%
Paul J. Rizzo (4)                                                   13,000                             *
Strong Capital Management, Inc. (15)                             1,408,100                             5.7%
All directors and current executive
officers as a group (10 persons) (16)                            5,066,541                            20.3%

----------
* Less than one percent.

   (1) As of February 29, 2000, the Company had 24,739,721 shares of Common Stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after February 29, 2000 for purposes of computing the percentage of Common Stock owned by the person named. Options owned by such person are not included for purposes of computing the percentage owned by any other person.
   (2)   Consists of  shares of Common Stock issuable pursuant to options.
   (3)   Includes 17,000 shares of Common Stock issuable pursuant to options.
   (4)   Includes 8,000 shares of Common Stock issuable pursuant to options.
   (5)   Includes 24,999 shares of Common Stock issuable pursuant to options.
   (6) Includes 83,333 shares of Common Stock issuable pursuant to options and 1,500 shares of Common Stock held by Mr. D'Alonzo's wife.
   (7) Includes 1,000 shares of Common Stock held through an individual retirement account for the benefit of Mr. Davenport and 68,333 shares of Common Stock issuable pursuant to options.
   (8) Includes 43,333 shares of Common Stock issuable pursuant to options. Dr. Eshelman's address is 6814 Towles Road, Wilmington, North Carolina 28409.
   (9)   Includes 21,864 shares of Common Stock issuable pursuant to options.
   (10) Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on or about January 28, 2000.
   (11) Includes 4,100 shares of Common Stock held through an individual retirement account for the benefit of Mr. Howard; 69,999 shares of Common Stock issuable pursuant to options; 1,250 shares of Common Stock issuable pursuant to options held by Mr. Howard's wife who is employed by the Company; and 120 shares of Common Stock held by Mr. Howard's wife.
   (12) Includes 284,388 shares of Common Stock held in a family partnership; 51,413 shares of Common Stock held in trust for Mrs. Mario; 51,413 shares of Common Stock held in trust for Dr. Mario; 28,620 shares of Common Stock held by Dr. Mario's wife; and 28,666 shares of Common Stock issuable pursuant to options.
   (13) Includes 64,615 shares of Common Stock held in a family partnership; 25,017 shares of Common Stock held in trust for Mr. McNeill's three children, all of whom reside with Mr. McNeill; and 12,000 shares of Common Stock issuable pursuant to options. Mr. McNeill's address is 304 East Oliver Street, Whiteville, North Carolina 28472.
   (14) Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on or about January 27, 2000.
   (15) Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on or about January 25, 2000.
   (16) Includes all shares referenced in the table above except those owned by Joshua S. Baker, Thomas D'Alonzo, Rudy C. Howard, Franklin Resources, Inc., Mellon Financial Corporation and Strong Capital Management, Inc.

DIRECTOR COMPENSATION

         Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer of $20,000 payable in quarterly installments after each regularly scheduled meeting of directors. Each non-employee director also receives $1,000 for each meeting of the Board of Directors attended in person and $1,000 for attendance of the Annual Meeting of Shareholders. In addition, each non-employee director receives $750 for each committee meeting attended, and the chairman of each committee receives $1,000 for attendance of each meeting of his committee. In the discretion of the Chairman of the Board of Directors, each non-employee director receives $500 for each Board and committee meeting attended by telephone. In addition, each non-employee director is granted options to purchase 4,000 shares of Common Stock of the Company on the date the non-employee director is first elected to the Board of Directors and on each date the non-employee director is re-elected to the Board. The options are fully vested on the grant date.

EXECUTIVE COMPENSATION TABLES


                          1. SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                 ANNUAL COMPENSATION               AWARDS
                                       ---------------------------------------  --------------
                                                                 OTHER ANNUAL     SECURITIES       ALL OTHER
                                                      BONUS      COMPENSATION     UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)    ($)(1)           ($)         OPTIONS(#)          ($)
---------------------------      ----   ---------   ---------   ------------      ----------    -------------
Fredric N. Eshelman (2)          1999    $ 452,500   $ 135,750        $--           50,000        $  5,833
   Vice Chairman and             1998      425,000     127,500         --           30,000           5,736
   Chief Executive Officer       1997      423,750      63,563         --           50,000           6,316


Rudy C. Howard (3)               1999   $  211,500          --        $--           20,000         $ 5,422
   Chief Financial Officer,      1998      204,090      61,227         --           10,000           5,536
   Vice President Finance        1997      179,167      27,178         --           10,000           7,394
    and Treasurer


Fred B. Davenport, Jr. (4)       1999   $  212,750   $  63,825        $--           20,000         $ 5,527
  General Counsel and            1998      200,500      60,150         --           10,000           5,506
   Vice President Legal          1997      200,000      30,000         --           15,000           5,968


Paul S. Covington (5)            1999   $  214,375   $  64,312        $--           10,000         $ 5,429
   Senior Vice President,        1998      199,458      59,838         --           10,000           5,459
   Medical Affairs, and          1997      192,732      30,415         --           10,000           5,378
   Chief Safety Officer


Thomas D'Alonzo (6)              1999   $  194,452   $      --        $--               --         $ 5,819
                                 1998      226,869      68,061         --           15,000           5,763
                                 1997      225,000      33,750         --           25,000           7,054


Joshua S. Baker (7)              1999   $  193,471   $      --        $--            5,000         $4,682
                                 1998      205,208      61,563         --           20,000          5,028
                                 1997      184,167      29,480         --           20,000          5,277

--------------------

(1) All bonuses were paid in the calendar year following the year in which they were earned as set forth in this table.
(2) Dr. Eshelman was awarded options to acquire 50,000, 30,000 and 50,000 shares of Common Stock on December 18, 1997, December 1, 1998 and December 6, 1999, respectively. Dr. Eshelman received other compensation in 1999 consisting of $833 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,000 in 401(k) plan matching contributions. Dr. Eshelman received other compensation in 1998 consisting of $736 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,000 in 401(k) plan matching contributions. Dr. Eshelman received other compensation in 1997 consisting of $1,566 in taxable benefit of premiums paid for group term life insurance on his behalf and $4,750 in 401(k) plan matching contributions.
(3) Mr. Howard was awarded options to acquire 10,000, 10,000 and 20,000 shares of Common Stock on December 18, 1997, December 1, 1998 and December 6, 1999, respectively. Mr. Howard received other compensation in 1999 consisting of $422 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,000 in 401(k) plan matching contributions. Mr. Howard received other compensation in 1998 consisting of $457 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,079 in 401(k) plan matching contributions. Mr. Howard received other compensation in 1997 consisting of $622 in taxable benefit of premiums paid for group term life insurance on his behalf, $4,750 in 401(k) plan matching contributions and $2,022 of compensation for forfeited paid time off.

(4) Mr. Davenport was awarded options to acquire 15,000, 10,000 and 20,000 shares of Common Stock on December 18, 1997, December 1, 1998 and December 6, 1999, respectively. Mr. Davenport received other compensation in 1999 consisting of $527 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,000 in 401(k) plan matching contributions. Mr. Davenport received other compensation in 1998 consisting of $506 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,000 in 401(k) plan matching contributions. Mr. Davenport received other compensation in 1997 consisting of $1,218 in taxable benefit of premiums paid for group term life insurance on his behalf and $4,750 in 401(k) matching contributions.
(5) Dr. Covington was awarded options to acquire 10,000 shares of Common Stock on each of December 18, 1997, December 1, 1998 and December 6, 1999. Dr. Covington received other compensation in 1999 consisting of $429 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,000 in 401(k) plan matching contributions. Dr. Covington received other compensation in 1998 consisting of $459 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,000 in 401(k) plan matching contributions. Dr. Covington received other compensation in 1997 consisting of $628 in taxable benefit of premiums paid for group term life insurance on his behalf and $4,750 in 401(k) matching contributions.
(6) Mr. D'Alonzo served as President and Chief Operating Officer of the Company until his retirement on October 5, 1999. Mr. D'Alonzo was awarded options to acquire 25,000 shares and 15,000 shares of Common Stock on December 18, 1997 and December 1, 1998, respectively. Mr. D'Alonzo received other compensation in 1999 consisting of $819 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,000 in 401(k) plan matching contributions. Mr. D'Alonzo received other compensation in 1998 consisting of $763 in taxable benefit of premiums paid for group term life insurance on his behalf and $5,000 in 401(k) plan matching contributions. Mr. D'Alonzo received other compensation in 1997 consisting of $2,304 in taxable benefit of premiums paid for group term life insurance on his behalf and $4,750 in 401(k) plan matching contributions.
(7) Dr. Baker most recently served as Executive Vice President of Global Operations of PPD Development, Inc., a wholly owned subsidiary of the Company, until his resignation on October 7, 1999 to become chief executive officer of PPGx, Inc., a pharmacogenomics company of which the Company owns 18% of the common stock. Dr. Baker was awarded options to purchase 10,000, 10,000, 20,000 and 5,000 shares of Common Stock on October 1, 1997, December 18, 1997, December 1, 1998 and March 2, 1999, respectively. Dr. Baker received other compensation in 1999 consisting of $367 in taxable benefit of premiums paid for group term life insurance on his behalf and $4,315 in 401(k) plan matching contributions. Dr. Baker received other compensation in 1998 consisting of $394 in taxable benefit of premiums paid for group term life insurance on his behalf and $4,634 in 401(k) plan matching contributions. Dr. Baker received other compensation in 1997 consisting of $527 in taxable benefit of premiums paid for group term life insurance on his behalf and $4,750 in 401(k) plan matching contributions.

                 2. STOCK OPTION/SAR GRANTS TABLE - 1999 GRANTS

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                          ANNUALIZED ANNUAL RATES
                                                                                        OF STOCK PRICE APPRECIATION
                                                INDIVIDUAL GRANTS(1)                        FOR OPTION TERM (2)
                           ---------------------------------------------------------   ------------------------------
                             NUMBER OF      PERCENT OF
                            SECURITIES     TOTAL OPTIONS
                            UNDERLYING      GRANTED TO
                              OPTIONS      EMPLOYEES IN     EXERCISE OR
                              GRANTED      FISCAL YEAR       BASE PRICE   EXPIRATION
NAME                            (#)             (3)           ($/SH)         DATE           5% ($)        10%($)
----                        -----------   -------------    ------------   -----------   ------------   ---------
Fredric N. Eshelman           50,000             7.25%      $  13.0625     12/05/09       $  410,865    $1,040,875
Rudy C. Howard                20,000             2.90%         13.0625     12/05/09          164,350       416,350
Fred B. Davenport, Jr.        20,000             2.90%         13.0625     12/05/09          164,350       416,350
Paul S. Covington             10,000             1.45%         13.0625     12/05/09           82,175       208,175
Joshua S. Baker (4)            5,000              .72%         34.0000     03/01/09          106,900       270,950


(1) All options to current executive officers named in this table were granted under the Equity Compensation Plan on December 6, 1999. The exercise price per share of all options granted equals the fair market value per share of the Company's Common Stock on the date of grant. The options are exercisable over a term of ten years from the date of grant. Shares subject to the options granted vest ratably over the three-year period starting on the date of the grant, with vesting occurring on the anniversary dates of the grant. All options are non-qualified stock options and expire three months after termination of employment. However, if employment is terminated because of death or disability, the options can be exercised until one year after death or disability.
(2) Potential realizable value of each grant is calculated assuming that the market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the ten-year term of the option. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Common Stock increasing to $21.28 and $33.88 per share, respectively, for options expiring December 5, 2009, and $55.38 and $88.19 per share, respectively, for options expiring March 1, 2009. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall stock market conditions. The amounts shown in this table might not be achieved.
(3) The Company granted options to acquire 690,085 shares of Common Stock in 1999, including 216,311 substitute options issued under the Ask the Pharmacist, Inc. 1995 Incentive Stock Option Plan and 96,024 substitute nonqualified options issued to Michael P. Tower in connection with the Company's acquisition of ATP, Inc. The Ask the Pharmacist stock plan and the Tower options were assumed by the Company as part of the ATP acquisition.
(4) The options granted to Dr. Baker were forfeited when he terminated his employment with the Company on October 7, 1999.




                   3. AGGREGATED OPTION/SAR EXERCISES IN 1999
                  AND OPTION/SAR VALUES AS OF YEAR-END 1999(1)

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS/SARS AT FISCAL       IN-THE-MONEY OPTIONS/SARS
                            SHARES                               YEAR-END (#)          AT FISCAL YEAR-END (1) ($)
                          ACQUIRED ON        VALUE       -------------------------     --------------------------
NAME                     EXERCISE (#)    REALIZED ($)    EXERCISABLE UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
----                     ------------    ------------    ----------- -------------     -----------  -------------
Fredric N. Eshelman              --              --         43,333      86,667         $   --       $    --
Rudy C. Howard                   --              --         69,999      30,001             --            --
Fred B. Davenport, Jr.           --              --         68,333      31,667             --            --
Paul S. Covington            10,000         151,250         24,999      20,001             --            --
Thomas D'Alonzo                  --              --         83,333          --             --            --
Joshua S. Baker                  --              --         30,000          --             --            --


(1) The value of the options is based on the difference between the exercise price and $11.875, the closing price per share of the Company's Common Stock on the National Association of Securities Dealers' Automated Quotation National Market System on December 31, 1999.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Fred Eshelman, Chief Executive Officer, entered into an employment agreement with the Company effective July 1, 1997. Under the employment agreement, Dr. Eshelman was employed for a one-year term which expired on June 30, 1998. The employment agreement provides for automatic one-year renewals unless either party gives notice that the agreement will not be renewed, and the agreement automatically renewed for a third one-year term beginning July 1, 1999. Dr. Eshelman's annual base salary for the renewal term is $485,000.

         Rudy Howard, Chief Financial Officer, entered into an employment agreement with the Company effective January 1, 1998. The employment agreement provides for automatic one-year renewals unless either party gives notice that the agreement will not be renewed. The agreement was renewed for a third one-year term beginning January 1, 2000, and Mr. Howard's annual base salary for the renewal term was increased to $230,000. Mr. Howard and the Company mutually agreed to terminate the employment agreement effective February 8, 2000.

         Fred Davenport entered into an employment agreement with the Company on September 26, 1996 to serve as General Counsel of the Company. The employment agreement provides for automatic one-year renewals unless either party gives notice that the agreement will not be renewed. The agreement was renewed for a fourth one-year term starting December 1, 1999. Mr. Davenport's base salary for the renewal term is $230,000.

         Paul Covington, Senior Vice President of Medical Affairs and Chief Safety Officer, entered into an employment agreement with PPD Development on October 1, 1997. Dr. Covington's employment agreement provides for automatic one-year renewals unless either party gives notice that the agreement will not be renewed. The employment agreement was renewed for a third one-year term beginning January 1, 2000. Dr. Covington's annual base salary for the renewal term is $230,000.

         Each of the executive officers named in the Summary Compensation Table entered into a severance agreement with the Company on February 2, 1998. Each severance agreement provides that upon termination of the executive officer's employment within one year after a change of control of the Company, including required relocation that he declines, the executive officer will be paid an amount equal to his annual W-2 compensation for the prior 12 months in all cases except Mr. Howard and Mr. Davenport, each of whom is entitled to twice his annual W-2 compensation for the prior 12 months. In addition, all outstanding unvested stock options granted at least six months prior to the executive officer's termination of employment will vest upon termination. The additional compensation amounts provided to Mr. Howard and Mr. Davenport in the event of their termination of employment after a change in control of the Company reflect similar preexisting compensation arrangements which they had with the Company in the event of their termination of employment upon a change in control of the Company. These prior arrangements were terminated when Mr. Howard and Mr. Davenport entered into new severance agreements with the Company. The Company's obligations under its severance agreements with Mr. Howard, Mr. D'Alonzo and Dr. Baker expired when each voluntarily terminated his employment with the Company.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         Ernest Mario, Chairman, Stuart Bondurant and John A. McNeill, Jr. are the members of the Company's Compensation Committee. All of the committee members are outside directors.


         Executive Pay Policy.
         --------------------

         The Compensation Committee believes that the Company should have a compensation system that is performance-oriented and designed to achieve long-term shareholder returns. To help the Company to achieve these objectives, the committee recommended that the Company retain Frederic W. Cook & Co., Inc., a consulting firm, to conduct a study of the competitiveness of the Company's executive compensation practices. The committee also suggested that the Cook firm should be asked to recommend appropriate changes to short-term and long-term executive incentive plans that will help the Company to achieve its stated objectives. The Company retained the Cook firm in June 1997 and received its report in September 1997.

         Using the Cook firm's recommendations as a guide, the Compensation Committee approved changes in the executive cash bonus plan and adopted a new set of guidelines for grants of stock options. The committee believes that the changes made are consistent with its stated objective of establishing a compensation system that is performance-oriented and is intended to achieve long-term shareholder returns. The Company regularly consults with the Cook firm on executive compensation issues and has asked the firm to update and supplement its 1997 report later this year.


         Specific Compensation Programs.
         ------------------------------

         The Company's compensation policy for its executive officers includes a mix of base salary, annual cash bonus awards and long-term incentive compensation in the form of stock options.

         BASE SALARY. The committee reviews the base salaries of the Company's executive officers annually. In its December 1999 annual reviews of Mr. Howard, Mr. Davenport and Dr. Covington, the committee approved increases in their base salaries. Mr. Howard and Mr. Davenport each received an $18,000 increase in base salary, an 8.5% increase in each case. Dr. Covington received a $15,000 increase, or 7% of his base salary. Both Mr. Davenport and Dr. Covington were assigned additional administrative and operational responsibilities upon the retirement of Mr. D'Alonzo and the resignation of Dr. Baker. The committee still adheres to its general policy that executive employment agreements will be for one-year terms, with a provision for successive one-year renewal terms unless either party gives notice to the other that the agreement will not be renewed. All of the employment agreements that the Company has with its executive officers include these terms. The committee's experience has been that a one-year employment term with annual performance reviews encourages better performance by executives.

         ANNUAL BONUS AWARDS. All current employment agreements with executive officers provide for payment of cash bonus awards in the discretion of the Compensation Committee. In 1997 the Compensation Committee approved a new bonus plan for its life sciences division which included recommendations made by the Cook firm. This bonus plan is reviewed and updated annually. Under the 1999 employee incentive compensation plan, target bonuses for executives who participate in the plan were equal to 30% of base salary. All of the current executive officers named in the Summary Compensation Table earned target bonuses in 1999 under the bonus plan.

         STOCK OPTION AWARDS. All annual stock option awards received by executive officers named in the Summary Compensation Table were made under the comprehensive guidelines for grants of nonqualified stock options adopted by the committee in December 1997. Initial and annual awards of stock options are based upon the position held by an executive and the size of the stock option awards generally are tied to the Company's overall performance. The committee in its discretion may also issue stock option grants in lieu of increases in base salary or cash bonus awards to incentivize executives. The committee believes that this approach is consistent with its stated objective of establishing a performance-based executive compensation system since the value of the executive's stock options generally will be related to the Company's overall performance.


         Chief Executive Officer Compensation.
         ------------------------------------

         Dr. Eshelman's current base salary of $485,000 was determined in March 1999 as part of his annual performance review. Based on his and the Company's performance in the prior twelve months, the committee increased his salary to $485,000, a 14.1% increase, effective July 1, 1999 when Dr. Eshelman's employment agreement was renewed for another one-year term. Dr. Eshelman also earned a bonus of $135,750 under the 1999 employee incentive compensation plan, which was paid in March 2000. The committee reviewed Dr. Eshelman's base salary again in late February 2000 as part of his annual performance review. The committee noted the Company's stock price was down from the same time last year. However, the Company's revenue and earnings were up substantially in 1999 and the stock price increased notably during the first two months of 2000. Accordingly, the committee increased Dr. Eshelman's salary to $525,000, an 8.25% increase, effective July 1, 2000 when Dr. Eshelman's employment agreement is renewed for another one-year term. Based upon the criteria discussed in "Specific Compensation Programs - Stock Option Awards", the Committee approved an annual grant of 50,000 nonqualified stock options to Dr. Eshelman on December 6, 1999 at an exercise price of $13.0625 per share.

         Submitted by: THE COMPENSATION COMMITTEE

                       Ernest Mario, Chairman
                       Stuart Bondurant,
                       John A. McNeill, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the members of the Compensation Committee was an officer or employee of the Company at any time in 1999. Mr. McNeill served as the Company's President from 1989 until 1993. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.


PERFORMANCE GRAPH

         Below is a graph which compares the cumulative total shareholder return on the Company's Common Stock from January 24, 1996, the effective date of the Company's initial public offering, through December 31, 1999, against the cumulative total return for the same period on the NASDAQ Stock Market (U.S.) Index and the NASDAQ Health Services Index. The results are based on an assumed $100 invested on January 24, 1996 and reinvestment of all dividends.


(PERFORMACE GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS.)

            Comparison of Cumulative Total Return Among PPDI and the
              NASDAQ U.S. Stock and NASDAQ Health Services Indices


CRSP Total Returns Index for:      1/24/96   6/28/96  12/31/96  6/30/97    12/31/97    6/30/98   12/31/98   6/30/99   12/31/99
-----------------------------      -------   -------  --------  --------   --------    -------   --------   -------   --------
PPDI                               100.000   131.373     99.02    86.275     60.294     86.275    117.892   107.353     46.569
NASDAQ U.S. Stock Index            100.000   114.346   124.214   139.010    152.390    183.469    214.221   262.610    387.646
NASDAQ Health Services Index       100.000   102.507    98.606   102.766    100.491    100.171     86.174    94.811     70.369



DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Shareholder proposals to be included in the Proxy Statement for our next annual meeting of shareholders must be received by the Company not later than December 1, 2000. Under the Company's bylaws, shareholder proposals to be considered at our next annual meeting must be received by the Company not later than 50 days prior to that meeting. All submissions must comply with all of the requirements of the Company's bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals should be mailed to Fred B. Davenport, Jr., Secretary, Pharmaceutical Product Development, Inc., 3151 South Seventeenth Street, Wilmington, North Carolina 28412.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and shareholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

         Based solely on our review of the copies of such forms we have received, we believe that during 1999 all of our officers, directors and shareholders described above complied with all Section 16(a) filing requirements.


                                  OTHER MATTERS


         The Board of Directors of the Company has appointed PriceWaterhouseCoopers LLP ("PWC"), Raleigh, North Carolina to serve as the independent auditors of the Company for the fiscal year ended December 31, 1999. PWC and its predecessor, Coopers & Lybrand L.L.P., have audited our accounts since 1994. PWC has advised the Company that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of PWC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire, and they also will be available to respond to appropriate questions.


                                    By Order of the Board of Directors

                                    /s/ Fredric N. Eshelman, Pharm.D.

                                    Fredric N. Eshelman, Pharm.D.
                                    Chief Executive Officer

********************************************************************************
                                    APPENDIX





- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


                   PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
                         3151 SOUTH SEVENTEENTH STREET
                       WILMINGTON, NORTH CAROLINA 28412

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 16, 2000
  The undersigned hereby appoints Fredric N. Eshelman and Fred B. Davenport, Jr., and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pharmaceutical Product Development, Inc., a North Carolina corporation (the "Company"), held of record by the undersigned on March 15, 2000, at the Annual Meeting of Shareholders to be held at the principal offices of the Company located at 3151 South Seventeenth Street, Wilmington, North Carolina at 10:00 a.m. on May 16, 2000, or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompanying Proxy Statement.

  (1) Election of Directors:
    [ ] FOR ALL NOMINEES LISTED BELOW           [ ] WITHOUT AUTHORITY TO VOTE
       (except as marked to the contrary below)     FOR ALL NOMINEES LISTED
                                                    BELOW

     INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

    Stuart Bondurant, M.D., Abraham E. Cohen, Fredric N. Eshelman, Pharm D.,
      Frederick Frank, Donald C. Harrison, M.D.,
      Ernest Mario, Ph.D., John A. McNeill, Jr., Paul J. Rizzo

     (2) Amendment to the Employee Stock Purchase Plan to Increase the Number of Shares Reserved for Awards
     [ ] FOR                  [ ] AGAINST                   [ ] ABSTAIN

     (3) In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
     [ ] GRANT AUTHORITY                     [ ] WITHHOLD AUTHORITY

                           (CONTINUED ON OTHER SIDE)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                          (CONTINUED FROM OTHER SIDE)


 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR LISTED ABOVE, FOR THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR AWARDS, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.


                                       _________________________________________
                                       Signature



                                       _________________________________________
                                       Signature, if held jointly

                                       Please date and sign exactly as name
                                       appears on your stock certificate. Joint owners should each sign personally. Trustees, custodians, executors and others signing in a representative capacity should indicate the capacity in which they sign.

                                       Date: _____________________________, 2000

                                       PLEASE MARK, SIGN, DATE AND RETURN THIS
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                       ENVELOPE, WHETHER OR NOT YOU PLAN TO BE
                                       PRESENT AT THE MEETING. IF YOU ATTEND THE
                                       MEETING, YOU CAN VOTE EITHER IN PERSON OR
                                       BY YOUR PROXY.